Exhibit 99.1

Global Partners LP Reports Solid Financial Results for the Fourth-Quarter and Full-Year 2008

WALTHAM, Mass.--(BUSINESS WIRE)--March 12, 2009--Global Partners LP (NYSE:GLP) today reported financial results for the three months and year ended December 31, 2008.

“The solid results we achieved in 2008 speak directly to the resilience of our business model,” said Eric Slifka, president and chief executive officer of Global Partners. “The sharp rise in commodity prices, increased price volatility, higher borrowing costs, increased conservation and warmer than normal temperatures all contributed to a challenging year. We adjusted to the volatile market conditions by strengthening our margin management and tightening our expense controls. These efforts contributed to a strong finishing fourth quarter that accounted for a record 60% of our net income and 47% of our distributable cash flow.”

Net income for the fourth quarter of 2008 was $12.7 million, or $0.78 per diluted limited partner unit, compared with net income of $11.0 million, or $0.72 per diluted limited partner unit, for the same period in 2007. Fourth-quarter 2008 net income included a $2.8 million benefit resulting from a favorable adjustment of an environmental reserve that reduced operating expenses. The partnership had approximately 13.1 million limited partner units outstanding (basic and diluted) for the three months ended December 31, 2008 and 2007, respectively.

Adjusted net income per diluted limited partner unit, which includes the dilutive impact of theoretical distribution of earnings under Emerging Issues Task Force 03-06, “Participating Securities and the Two-Class Method under FASB Statement No. 128 (“EITF 03-06”),” was $0.95 for the three months ended December 31, 2008, compared with $0.83 for the comparable period in 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended December 31, 2008 was $22.8 million, compared with $21.8 million for the same period in 2007.

Distributable cash flow for the fourth quarter of 2008 was $15.9 million, compared with $13.3 million for the comparable quarter in 2007.

Sales for the three months ended December 31, 2008 decreased to $1.7 billion from $2.2 billion for the same period in 2007, reflecting significantly lower refined petroleum product prices in the fourth quarter of 2008 compared with the same period in 2007. Wholesale segment sales were $1.6 billion in the fourth quarter of 2008, compared with $2.1 billion for the fourth quarter in 2007. Commercial segment sales were $98.4 million for the fourth quarter of 2008, compared with $110.1 million in the fourth quarter in 2007. Combined gross profit for the three months ended December 31, 2008 was $35.6 million, compared with $39.2 million in the same period in 2007.

Financial Results for the Year Ended December 31, 2008 and 2007

Net income for the year ended December 31, 2008 was $21.1 million, or $1.40 per diluted limited partner unit, compared with $47.0 million, or $1.38 per diluted limited partner unit, in 2007. Net income for full-year 2007 included one-time gains of $14.1 million from Global Partners’ sale of its investment in NYMEX Holdings, Inc. and related NYMEX seats. Net income as adjusted for the NYMEX-related gains was $32.9 million.

EBITDA for the year ended December 31, 2008 was $58.1 million, compared with $75.2 million for the year ended December 31, 2007. Adjusted EBITDA for full-year 2007, which excludes the one-time $14.1 million gains, was $61.1 million.

Distributable cash flow in 2008 was $34.1 million, compared with $38.6 million in 2007.

Adjusted net income per diluted limited partner unit, which includes the dilutive impact of EITF-03-06, was $1.59 in full-year 2008 compared with $3.92 in 2007. The 2007 results also included the dilutive impact of a non-cash reduction in net income available to limited partners under Emerging Issues Task Force 98-05, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-05”).”

The partnership had approximately 13.1 million and 12.4 million weighted average limited partner units outstanding (basic and diluted) for the year ended December 31, 2008 and 2007, respectively.

Sales for 2008 increased to $9.0 billion from $6.8 billion for the same period in 2007, reflecting the effects of higher refined petroleum product prices throughout most of 2008 and the partnership’s 2007 acquisitions of five refined petroleum product terminals from ExxonMobil Oil Corp. Wholesale segment sales were $8.6 billion in 2008, compared with $6.4 billion in 2007. Commercial segment sales were $429.9 million in 2008, compared with $381.1 million in 2007. Combined gross profit in 2008 was $119.8 million, compared with $127.0 million in 2007, largely reflecting higher depreciation expense in 2008 as a result of the 2007 acquisitions.

EBITDA, adjusted net income per diluted limited partner unit and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these and other non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and year ended December 31, 2008 and 2007.

As previously announced, the Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from October 1, 2008 through December 31, 2008. The distribution was paid February 13, 2009 to unitholders of record as of the close of business February 4, 2009.

Business Outlook

“2008 was the first full calendar year we owned the refined petroleum product terminals we acquired from ExxonMobil. These assets are performing ahead of plan,” Slifka said. “Today, the environment within the refined petroleum products supply and distribution chain has improved dramatically from a year ago, creating opportunities for Global, which has a strong and diverse portfolio of terminal assets. In recent months, commodity prices have dropped significantly, interest rates have come down and the forward product-pricing curve generally has been favorable. Temperatures year-to-date in the regions we serve have been colder than normal, which bodes well for our distillates products. In addition, during the past year we refined our strategy to better manage the price volatility in our business. As a result of these factors, we are optimistic about the prospects for our business in the first quarter and in 2009.”

Financial Results Conference Call

Management will review Global Partners’ fourth-quarter and full-year 2008 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 407-5790 (U.S. and Canada)
(201) 689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

Adjusted Net Income Per Diluted Limited Partner Unit

Global Partners uses adjusted net income per diluted limited partner unit to measure its financial performance on a per-unit basis. Adjusted net income per diluted limited partner unit is defined as net income after adding back the theoretical amount allocated to the general partner’s interest as provided under EITF 03-06 and a non-cash reduction in net income available to limited partners under EITF 98-05, divided by the weighted average number of outstanding diluted common and subordinated units, or limited partner units, during the period.

Net income per diluted limited partner unit as dictated by EITF 03-06 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The partnership agreement does not provide for the quarterly distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate its business. Accordingly, the distributions we historically paid and will pay in future periods are not impacted by net income per diluted limited partner unit as dictated by EITF 03-06.

The non-cash reduction under EITF 98-05 for the year ended December 31, 2007 was the result of accounting for the sale of Class B units. Although EITF 98-05 affected net income available to limited partners, it did not affect net income or distributable cash flow to limited partners, nor did it affect total partners’ equity.

Adjusted net income per diluted limited partner unit is a non-GAAP financial measure and should not be considered as an alternative to net income per diluted limited partner unit or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ adjusted net income per diluted limited partner unit may not be comparable to the adjusted net income per diluted limited partner unit or similarly titled measure of other companies.

EBITDA, Adjusted EBITDA and Net Income as Adjusted for One-time Gains

EBITDA, adjusted EBITDA and net income as adjusted for one-time gains are non-GAAP financial measures used as supplemental financial measures by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA and net income as adjusted for one-time gains reflect the exclusion of the $14.1 million gain on investment for the year ended December 31, 2007. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, adjusted EBITDA and net income as adjusted for one-time gains may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the partnership’s success in providing a cash return on their investment. Distributable cash flow means the partnership’s net income plus depreciation and amortization less its capital expenditures. Specifically, this financial measure indicates to investors whether or not the partnership has generated sufficient cash flow on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow reflects the exclusion of the $14.1 million gain on investment for the year ended December 31, 2007. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measure of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales	$1,728,343	$2,202,107	$9,019,123	$6,757,834
Cost of sales	1,692,769	2,162,944	8,899,332	6,630,850
Gross profit	35,574	39,163	119,791	126,984

Costs and operating expenses:
Selling, general and administrative expenses	10,348	11,197	42,060	45,537
Operating expenses	5,563	8,564	31,788	27,703
Amortization expenses	738	1,146	2,937	2,250
Total costs and operating expenses	16,649	20,907	76,785	75,490

Operating income	18,925	18,256	43,006	51,494

Interest expense	(5,385)	(6,955)	(20,799)	(17,408)
Gain on sale of investment	-	-	-	14,118

Income before income tax expense	13,540	11,301	22,207	48,204

Income tax expense	(857)	(303)	(1,152)	(1,191)

Net income	12,683	10,998	21,055	47,013

Less: General partner's interest in net income(1)	(220)	(191)	(364)	(903)

Limited partners' interest in net income	$12,463	$10,807	$20,691	$46,110

Net income per limited partner unit, basic and diluted(2)(3)(4)	$0.78	$0.72	$1.40	$1.38

Weighted average limited partners' units outstanding, basic and diluted	13,071	13,071	13,071	12,444

(1) Calculation includes the effect of the private placement of Class B units on May 9, 2007 and, as a result, the general partner interest was 1.73% for the three and twelve months ended December 31, 2008 and for the three months ended December 31, 2007. For the twelve months ended December 31, 2007, the general partner interest was 1.92%, based on a weighted average.

(2) Under the provisions of EITF 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128," net income per limited partner unit for the three and twelve months ended December 31, 2008 and 2007 assumes a theoretical distribution of earnings. Although this theoretical calculation provided by EITF 03-06 does not impact the Partnership's overall net income, it does reduce the Partnership's net income per limited partner unit for these periods.

(3) In connection with the private placement of Class B units, the Partnership was required to take into account the effect of EITF 98-05, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." As a result, a non-cash reduction in net income available to limited partners was recorded for the twelve months ended December 31, 2007 because the fair value of the Partnership's common units on May 9, 2007 (the date on which the Class B units were issued) was greater than the purchase price of the Class B units which was established at the time of the execution of the Unit Purchase Agreement on March 14, 2007. Although EITF 98-05 affected net income available to limited partners, it did not affect net income nor did it affect total partners' equity.

(4) Calculation includes the weighted average effect of the private placement of Class B units which converted to common units for the twelve months ended December 31, 2007. Per unit data is calculated on a quarterly basis; therefore, per unit data for the twelve months ended December 31, 2008 and 2007 equals the sums of the respective four quarters.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$945	$2,110
Accounts receivable, net	249,418	439,165
Accounts receivable - affiliates	2,518	4,308
Inventories	240,346	484,259
Brokerage margin deposits	8,991	12,545
Fair value of forward fixed price contracts	161,787	742
Prepaid expenses and other current assets	29,302	17,736
Total current assets	693,307	960,865

Property and equipment, net	161,988	161,734
Intangible assets, net	31,403	34,168
Other assets	2,564	2,460

Total assets	$889,262	$1,159,227

Liabilities and partners' equity
Current liabilities:
Accounts payable	$219,783	$371,341
Working capital revolving credit facility - current portion	208,210	304,800
Environmental liabilities - current portion	4,191	876
Note payable	-	1,239
Accrued expenses and other current liabilities	54,054	69,762
Income taxes payable	520	-
Obligations on forward fixed price contracts and other derivatives	7,954	41,892
Total current liabilities	494,712	789,910

Working capital revolving credit facility - less current portion	154,090	119,000
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	2,377	8,340
Accrued pension benefit cost	8,853	5,236
Deferred compensation	1,663	1,481
Other long-term liabilities	12,899	3,709
Total liabilities	745,794	998,876

Partners' equity	143,468	160,351

Total liabilities and partners' equity	$889,262	$1,159,227

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Table 1 - Reconciliation of net income to net income as adjusted for one-time gains
Net income	$12,683	$10,998	$21,055	$47,013
Gain on sale of investment	-	-	-	(14,118)
Net income as adjusted for one-time gains	$12,683	$10,998	$21,055	$32,895

Table 2 - Reconciliation of net income per diluted limited partner unit to adjusted net income per diluted limited partner unit
Net income per diluted limited partner unit under EITF 03-06 and EITF 98-05	$0.78	$0.72	$1.40	$1.38
Dilutive impact of theoretical distribution of earnings under EITF 03-06	0.17	0.11	0.19	1.21
Dilutive impact of non-cash reduction under EITF 98-05	-	-	-	1.33
Adjusted net income per diluted limited partner unit	$0.95	$0.83	$1.59	$3.92

Table 3 - Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$12,683	$10,998	$21,055	$47,013
Depreciation and amortization	3,885	3,506	15,126	9,613
Interest expense	5,385	6,955	20,799	17,408
Income tax expense	857	303	1,152	1,191
EBITDA	22,810	21,762	58,132	75,225
Gain on sale of investment	-	-	-	(14,118)
Adjusted EBITDA	$22,810	$21,762	$58,132	$61,107

Table 4 - Reconciliation of cash flow provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Cash flow provided by (used in) operating activities	$45,096	$(95,406)	$99,220	$(115,045)
Net change in operating assets and liabilities	(28,528)	109,910	(63,039)	171,671
Interest expense	5,385	6,955	20,799	17,408
Income tax expense	857	303	1,152	1,191
EBITDA	22,810	21,762	58,132	75,225
Gain on sale of investment	-	-	-	(14,118)
Adjusted EBITDA	$22,810	$21,762	$58,132	$61,107

Table 5 - Reconciliation of net income to distributable cash flow
Net income	$12,683	$10,998	$21,055	$47,013
Depreciation and amortization	3,885	3,506	15,126	9,613
Gain on sale of investment	-	-	-	(14,118)
Maintenance capital expenditures	(715)	(1,247)	(2,120)	(3,870)
Distributable cash flow	$15,853	$13,257	$34,061	$38,638

Table 6 - Reconciliation of cash flow provided by (used in) operating activities to distributable cash flow
Cash flow provided by (used in) operating activities	$45,096	$(95,406)	$99,220	$(115,045)
Net change in operating assets and liabilities	(28,528)	109,910	(63,039)	171,671
Gain on sale of investment	-	-	-	(14,118)
Maintenance capital expenditures	(715)	(1,247)	(2,120)	(3,870)
Distributable cash flow	$15,853	$13,257	$34,061	$38,638

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary